NEWS   FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  June 13, 2006

CONTACT:  Darwin L. Stump - (304) 842-3597   http://www.petd.com

NASDAQ Panel Grants Petroleum Development Corporation Continued

Listing to June 30, 2006

Bridgeport, West Virginia...Petroleum Development Corporation (NASDAQ/NMS PETD) today announced that the NASDAQ Listing Qualifications Panel granted the Company's request for continued listing on the NASDAQ National Market in a letter dated June 7, 2006.  The Panel granted the Company's request for continued listing subject to the requirement that the Company file its Quarterly Report on Form 10-Q for the Quarter ended March 31, 2006 by no later than June 30, 2006.  The Company believes that it will be able to meet this deadline; however, there can be no assurances that it will do so or that the Panel will grant an additional extension of time should the Company fail to make the filing by the June 30, 2006 deadline. Failure to file by the Panel's deadline or obtain an additional extension could result in the delisting of the Company's securities from The NASDAQ Stock Market.

The Company was originally cited for failing to satisfy the NASDAQ requirement that it remain current in all its Securities and Exchange Commission filings, as set forth in Marketplace Rule 4310(c)(14), when the Company was unable to timely file the Form 10-K for the fiscal year ended December 31, 2005. The Company filed its Form 10-K on May 31, 2006 and now remains delinquent only in the filing of the first quarter Form 10-Q.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas.  The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the fourth quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.  PDC was named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597